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                                                                     EXHIBIT 4.9

                                 AMENDMENT NO. 1

                                     WARRANT
                                   TO PURCHASE
                                  COMMON SHARES
                                       OF
                            CAPELLA EDUCATION COMPANY

      This agreement is Amendment No. 1 (the "Amendment") to the Warrant to purchase Common Shares of CAPELLA EDUCATION COMPANY (formerly known as Learning Ventures International, Inc.), a Minnesota corporation (the "Company"), issued to Legg Mason Wood Walker, Incorporated, a Maryland corporation (the "Holder"), on June 16, 1998 (the "Warrant"). This Amendment is entered into as of the 20th day of April, 2000.

                                    RECITALS

      WHEREAS, the Company proposes to sell and issue up to 2,596,491 shares of its Class E Convertible Preferred Stock pursuant to that certain Stock Purchase Agreement of even date herewith (the "Purchase Agreement"); and

      WHEREAS, the purchase of the Class E Convertible Preferred Stock under the Purchase Agreement is conditioned upon the Holder and the Company entering into this Amendment; and

      WHEREAS, the Holder desires that shares of Class E Convertible Preferred Stock be sold by the Company pursuant to the Purchase Agreement;

            NOW, THEREFORE, the parties agree the Warrant shall be amended as follows:

            1. Section 7, entitled "Registration Rights," shall be amended by replacing the fifth sentence of the section, which begins "If in the good faith judgment...", with the following text:

      "If in the good faith judgment of the managing underwriter the registration of all, or part of, the warrant securities which the holders have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of warrant securities, if any, which the managing underwriter believes may be sold without causing such material adverse effect. If the number of warrant securities to be included in the underwriting in accordance with the foregoing is less than the total number of shares which the holders of warrant securities have requested to be included, then, (A) in the case of a registration statement whose filing was initiated by the Company, the securities to be included in such underwriting shall be allocated (x) first to the Company and (y) second among the holders of warrant securities, Class D Registrable Securities and Class E Registrable Securities who have requested registration, on a pro rata basis based on the number of shares included in their respective requests for registration and (B) in the case of a registration

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      statement whose filing was initiated by a selling stockholder, the securities to be included in such underwriting shall be allocated among the holders of warrant securities, Class D Registrable Securities and Class E Registrable Securities who have requested registration on a pro rata basis based on the number of shares included in their respective requests for registration. "Class D Registrable Securities" means shares of the Company's capital stock that are defined as "Registrable Securities" in that certain Registration Rights Agreement between the Company and National Computer Systems, Inc., dated as of June 16, 1998 as amended as of the date of Amendment No. 1 to this Warrant. "Class E Registrable Securities" means "Registrable Shares" as defined in that certain Investor Rights Agreement between the Company and the purchasers of the Company's Class E Convertible Preferred Stock dated as of the date of Amendment No. 1 to this Warrant."

            2. No Other Changes. Except as otherwise expressly provided by this Agreement, all of the terms, conditions and provisions of the Warrant remain unaltered and in full force and effect. This Amendment and the Warrant shall be read and construed as one agreement.

            3. Effective Time. This Agreement shall become effective at the time of Closing (as defined in the Purchase Agreement).

            4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall be deemed but one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto each has caused this Amendment to be duly executed in its name and on its behalf, all as of the day and year first above written.

COMPANY:                                         CAPELLA EDUCATION COMPANY

                                                 By: /s/ Paul F. Clifford
                                                     ---------------------------
                                                 Name:   Paul F. Clifford
                                                 Title:  CFO

HOLDER:                                          LEGG MASON WOOD WALKER,
                                                 INCORPORATED

                                                 By: /s/ Alexander M. Stewart
                                                     ---------------------------
                                                 Name:   Alexander M. Stewart
                                                 Title:  Managing Director

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